Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2019 results including a 22% increase in orders, reflecting healthy demand for entry-level homes, along with a 5% increase in closings and diluted EPS of $1.31

SCOTTSDALE, Ariz., July 24, 2019 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported second quarter results for the period ended June 30, 2019.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	% Chg	2019	2018	% Chg
Homes closed (units)	2,253	2,139	5%	4,018	3,864	4%
Home closing revenue	$863,053	$872,383	(1)%	$1,561,703	$1,600,915	(2)%
Average sales price - closings	$383	$408	(6)%	$389	$414	(6)%
Home orders (units)	2,735	2,250	22%	5,265	4,608	14%
Home order value	$1,043,995	$917,996	14%	$2,020,974	$1,880,792	7%
Average sales price - orders	$382	$408	(6)%	$384	$408	(6)%
Ending backlog (units)				3,680	3,619	2%
Ending backlog value				$1,477,007	$1,528,756	(3)%
Average sales price - backlog				$401	$422	(5)%
Earnings before income taxes	$67,674	$71,185	(5)%	$100,044	$120,069	(17)%
Net earnings	$50,828	$53,838	(6)%	$76,240	$97,712	(22)%
Diluted EPS	$1.31	$1.31	—%	$1.97	$2.37	(17)%

MANAGEMENT COMMENTS
“Home buying activity was strong and steady throughout the second quarter of 2019, led by affordable entry-level and move-up homes," said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our second quarter orders increased 22% year-over-year to a total of 2,735, representing a 13-year record high for quarterly order volume, which was mainly driven by a 19% increase in absorptions pace on top of a small increase in average community count. We believe the demand we’ve seen throughout the extended spring selling season reflects sustained positive macroeconomic factors for the housing industry.
“It’s been a little over two years since we began rolling out our strategy to focus on the entry-level and first move-up markets, and streamlining our operations to deliver a stress-free, transparent and easy home buying experience to first-time, first move-up and move-down customer groups. Approximately 90% of our second quarter 2019 orders came from homes purchased by those customers. Most notably, our entry-level LiVE.NOW.® homes made up 52% of our second quarter orders, up from 44% a year ago and 35% two years ago. We’ve seen strong demand for more affordable homes by Millennials and Baby Boomers, or others who are looking for a new, nicely amenitized, energy-efficient home at a great value.
“We have closed over 4,000 homes through the first half of the year, 4% more than we closed in the first six months of 2018, despite starting the year with a backlog that was 15% less than we had the previous year,” Mr. Hilton added. “We are reducing our cycle times with our LiVE.NOW. communities and Studio M, allowing us to convert sales of spec homes into closings more quickly. Two-thirds of our second quarter 2019 closings were from previously started spec homes, up from a little more than half of closings a year ago. Most of those came from our entry-level LiVE.NOW. communities. The higher absorption pace in those communities and our simplified product offerings should drive additional overhead leverage and profitability in the future.”
Mr. Hilton concluded, “We are encouraged by the outlook for interest rates and optimistic that demand for our homes and communities will remain strong. Based on our results in the first half of this year, we are currently projecting 2019 home closings and total home closing revenue of approximately 8,700-9,100 and $3.4-3.6 billion, respectively, for the full year. We are anticipating home closing gross margin to be in the mid-18% range for the year, which we estimate will translate to approximately $5.20-5.50 diluted earnings per share.”

SECOND QUARTER RESULTS

•
Total orders for the second quarter of 2019 increased 22% year-over-year, driven by a 19% increase in absorption pace over the prior year’s second quarter. West, Central and East region orders grew 31%, 8% and 26%, respectively, with broad strength across nearly all of the company’s markets. Partially offsetting the increase in orders was a 6% decrease in average sales price (ASP) due to a higher percentage of lower-priced entry-level homes. As a result, the total value of second quarter orders increased 14% over 2018.

•
Home closing revenue decreased 1% on a 5% increase in home closing volume offset by a 6% decrease in ASP over the second quarter of 2018. The lower ASP primarily reflected the company’s on-going strategic shift toward more affordable entry-level and first move-up homes at lower price points. The reduction in ASP from the mix shift toward lower-priced homes was most evident in the West region, where home closing revenue was down 15% year-over-year on a 9% reduction in ASP, coupled with 6% fewer home closings. Lower closing volume in the West was entirely attributable to Meritage's California operations, where demand has softened over the last year. East region home closing revenue was up 4% on an 11% increase in closings offset by a 7% decline in ASP. The Central region's second quarter 2019 closing volume and revenue increased 11% and 12%, respectively.

•	Home closing gross profit was flat compared to the prior year's second quarter, despite lower home closing revenue, as home closing gross margin improved slightly to 18.4% from 18.3%.

•
Net earnings of $50.8 million ($1.31 per diluted share) for the second quarter of 2019, compared to $53.8 million ($1.31 per diluted share) for the second quarter of 2018. Additional interest expense in 2019 accounted for most of the $3.5 million decrease in pre-tax earnings, in addition to a $1.1 million year-over-year increase in land closing gross loss from one impairment in 2019 due to exiting a move-up community that was no longer aligned with the company's strategy.

•
Selling, general and administrative expenses (SG&A) were 11.0% of second quarter 2019 home closing revenue, compared to 10.9% in the second quarter of 2018, despite elevated brokerage commission costs.

•
Interest expense increased $3.2 million year-over-year, primarily due to less interest capitalizable to assets under development as construction cycles have shortened and turnover of entry-level inventory has increased.

YEAR TO DATE RESULTS

•
Net earnings were $76.2 million for the first half of 2019, a 22% decrease from $97.7 million for the first half of 2018, due to lower home closing revenue and corresponding gross profit, higher interest expense in 2019, a positive legal settlement in 2018 and a higher tax rate in 2019.

•	Home closings for the first half of the year increased 4% over 2018 while average prices on closings decreased 6% from the previous year, resulting in a 2% decline in home closing revenue.

•
Home closing gross profit decreased 3% to $275.6 million in the first half of 2019 compared to $283.8 million in the first half of 2018, primarily due to targeted incentives in the first quarter of 2019 and reduced leverage of our construction overhead expenses on lower home closing revenue. Despite the impacts of those items, home closing gross margin was just slightly lower at 17.6% in the first half of 2019 compared to 17.7% in the first half of 2018.

•
SG&A expenses increased 1% year-over-year, due to higher brokerage commissions, severance expenses and accelerated equity compensation expense into the first quarter of 2019 due to changes in tax rules. Total SG&A was 11.6% of year-to-date 2019 home closing revenue, compared to 11.2% in the same period of 2018.

•	Interest expense increased $7.1 million year-over-year, primarily due to less interest capitalized to assets under development on faster construction cycles and turnover of entry-level inventory.

•	Other income decreased by $3.7 million in 2019 primarily due to a $4.8 million favorable legal settlement in the first quarter of 2018 related to a previous joint venture in Nevada.

•
The effective tax rate for the first half of 2019 was 24%, compared to 19% for the first half of 2018, due to $6.3 million of energy tax credits recorded in the first quarter of 2018 for homes closed in 2017 that qualified for the credits.

BALANCE SHEET

•
Cash and cash equivalents at June 30, 2019 totaled $407.4 million, compared to $311.5 million at December 31, 2018, due to positive cash flow from operations. Real estate assets remained consistent at $2.7 billion.

•
Meritage ended the second quarter of 2019 with approximately 34,700 total lots owned or under control, compared to approximately 33,700 total lots at June 30, 2018. Approximately 75% of the lots added during the second quarter of 2019 were in communities planned for entry-level product.

•	Debt-to-capital ratios were 42.1% at June 30, 2019 and 43.2% at December 31, 2018, with net debt-to-capital ratios of 33.4% and 36.7%, respectively.

CONFERENCE CALL
Management will host a conference call to discuss the results at 7:30 a.m. Arizona Time (10:30 a.m. Eastern Time) on Thursday, July 25. The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants can avoid delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10132560.
Telephone participants who are unable to pre-register may dial in to 1-866-226-4948 US toll free on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 toll free for Canada.
A replay of the call will be available beginning at approximately 12:00 p.m. ET on July 25 and extending through August 8, 2019, on the website noted above or by dialing 1-877-344-7529 US toll free, 1-412-317-0088 for international or 1-855-669-9658 toll free for Canada, and referencing conference number 10132560.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2019	2018	Change $	Change %
Homebuilding:
Home closing revenue	$863,053	$872,383	$(9,330)	(1)%
Land closing revenue	1,557	5,112	(3,555)	(70)%
Total closing revenue	864,610	877,495	(12,885)	(1)%
Cost of home closings	(703,935)	(712,868)	(8,933)	(1)%
Cost of land closings	(3,299)	(5,799)	(2,500)	(43)%
Total cost of closings	(707,234)	(718,667)	(11,433)	(2)%
Home closing gross profit	159,118	159,515	(397)	—%
Land closing gross loss	(1,742)	(687)	(1,055)	(154)%
Total closing gross profit	157,376	158,828	(1,452)	(1)%
Financial Services:
Revenue	4,160	3,870	290	7%
Expense	(1,720)	(1,693)	27	2%
Earnings from financial services unconsolidated entities and other, net	3,591	3,474	117	3%
Financial services profit	6,031	5,651	380	7%
Commissions and other sales costs	(60,125)	(60,823)	(698)	(1)%
General and administrative expenses	(34,779)	(34,205)	574	2%
Interest expense	(3,197)	(44)	3,153	n/m
Other income, net	2,368	1,778	590	33%
Earnings before income taxes	67,674	71,185	(3,511)	(5)%
Provision for income taxes	(16,846)	(17,347)	(501)	(3)%
Net earnings	$50,828	$53,838	$(3,010)	(6)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$1.33	$1.32	$0.01	1%
Weighted average shares outstanding	38,266	40,647	(2,381)	(6)%
Diluted
Earnings per common share	$1.31	$1.31	$—	—%
Weighted average shares outstanding	38,889	41,164	(2,275)	(6)%

	Six Months Ended June 30,
	2019	2018	Change $	Change %
Homebuilding:
Home closing revenue	$1,561,703	$1,600,915	$(39,212)	(2)%
Land closing revenue	11,052	19,144	(8,092)	(42)%
Total closing revenue	1,572,755	1,620,059	(47,304)	(3)%
Cost of home closings	(1,286,123)	(1,317,070)	(30,947)	(2)%
Cost of land closings	(12,428)	(21,041)	(8,613)	(41)%
Total cost of closings	(1,298,551)	(1,338,111)	(39,560)	(3)%
Home closing gross profit	275,580	283,845	(8,265)	(3)%
Land closing gross loss	(1,376)	(1,897)	521	27%
Total closing gross profit	274,204	281,948	(7,744)	(3)%
Financial Services:
Revenue	7,388	6,918	470	7%
Expense	(3,224)	(3,177)	47	1%
Earnings from financial services unconsolidated entities and other, net	6,569	6,130	439	7%
Financial services profit	10,733	9,871	862	9%
Commissions and other sales costs	(112,680)	(113,575)	(895)	(1)%
General and administrative expenses	(68,345)	(65,098)	3,247	5%
Interest expense	(7,282)	(180)	7,102	n/m
Other income, net	3,414	7,103	(3,689)	(52)%
Earnings before income taxes	100,044	120,069	(20,025)	(17)%
Provision for income taxes	(23,804)	(22,357)	1,447	6%
Net earnings	$76,240	$97,712	$(21,472)	(22)%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$2.00	$2.41	$(0.41)	(17)%
Weighted average shares outstanding	38,136	40,568	(2,432)	(6)%
Diluted
Earnings per common share	$1.97	$2.37	$(0.40)	(17)%
Weighted average shares outstanding	38,789	41,193	(2,404)	(6)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets:
Cash and cash equivalents	$407,427	$311,466
Other receivables	82,057	77,285
Real estate (1)	2,735,883	2,742,621
Deposits on real estate under option or contract	46,320	51,410
Investments in unconsolidated entities	7,555	17,480
Property and equipment, net	54,157	54,596
Deferred tax asset	25,170	26,465
Prepaids, other assets and goodwill	108,307	84,156
Total assets	$3,466,876	$3,365,479
Liabilities:
Accounts payable	$141,194	$128,169
Accrued liabilities	187,411	177,862
Home sale deposits	32,249	28,636
Loans payable and other borrowings	12,224	14,773
Senior notes, net	1,295,698	1,295,284
Total liabilities	1,668,776	1,644,724
Stockholders' Equity:
Preferred stock	—	—
Common stock	383	381
Additional paid-in capital	502,884	501,781
Retained earnings	1,294,833	1,218,593
Total stockholders’ equity	1,798,100	1,720,755
Total liabilities and stockholders’ equity	$3,466,876	$3,365,479
(1) Real estate – Allocated costs:
Homes under contract under construction	$705,157	$480,143
Unsold homes, completed and under construction	557,675	644,717
Model homes	133,983	146,327
Finished home sites and home sites under development	1,339,068	1,471,434
Total real estate	$2,735,883	$2,742,621

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Depreciation and amortization	$6,549	$6,742	$12,381	$12,608

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$89,414	$81,828	$88,454	$78,564
Interest incurred	21,465	21,374	42,908	42,243
Interest expensed	(3,197)	(44)	(7,282)	(180)
Interest amortized to cost of home and land closings	(19,375)	(18,715)	(35,773)	(36,184)
Capitalized interest, end of period	$88,307	$84,443	$88,307	$84,443

	June 30, 2019	December 31, 2018
Notes payable and other borrowings	$1,307,922	$1,310,057
Stockholders' equity	1,798,100	1,720,755
Total capital	$3,106,022	$3,030,812
Debt-to-capital	42.1%	43.2%
Notes payable and other borrowings	$1,307,922	$1,310,057
Less: cash and cash equivalents	(407,427)	(311,466)
Net debt	$900,495	$998,591
Stockholders’ equity	1,798,100	1,720,755
Total net capital	$2,698,595	$2,719,346
Net debt-to-capital	33.4%	36.7%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net earnings	$76,240	$97,712
Adjustments to reconcile net earnings to net cash provided by/(used in) operating activities:
Depreciation and amortization	12,381	12,608
Stock-based compensation	10,062	8,976
Equity in earnings from unconsolidated entities	(5,828)	(5,978)
Distribution of earnings from unconsolidated entities	8,508	6,834
Other	4,305	2,407
Changes in assets and liabilities:
Decrease/(increase) in real estate	5,439	(155,809)
Decrease in deposits on real estate under option or contract	5,096	11,093
(Increase)/decrease in other receivables, prepaids and other assets	(28)	1,634
(Decrease)/increase in accounts payable and accrued liabilities	(6,439)	6,997
Increase in home sale deposits	3,613	3,071
Net cash provided by/(used in) operating activities	113,349	(10,455)
Cash flows from investing activities:
Investments in unconsolidated entities	(1,112)	(417)
Distributions of capital from unconsolidated entities	7,250	—
Purchases of property and equipment	(12,132)	(15,726)
Proceeds from sales of property and equipment	192	92
Maturities/sales of investments and securities	566	1,065
Payments to purchase investments and securities	(566)	(1,065)
Net cash used in investing activities	(5,802)	(16,051)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(2,629)	(2,499)
Repayment of senior notes	—	(175,000)
Proceeds from issuance of senior notes	—	206,000
Payment of debt issuance costs	—	(3,315)
Repurchase of shares	(8,957)	—
Net cash (used in)/provided by financing activities	(11,586)	25,186
Net increase/(decrease) in cash and cash equivalents	95,961	(1,320)
Beginning cash and cash equivalents	311,466	170,746
Ending cash and cash equivalents	$407,427	$169,426

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2019		2018
	Homes	Value	Homes	Value
Homes Closed:
Arizona	389	$125,388	366	$118,272
California	132	83,454	206	142,019
Colorado	169	90,130	162	89,421
West Region	690	298,972	734	349,712
Texas	823	289,839	741	259,344
Central Region	823	289,839	741	259,344
Florida	281	111,736	252	110,467
Georgia	122	43,317	104	34,835
North Carolina	196	70,629	195	77,075
South Carolina	70	23,163	76	26,885
Tennessee	71	25,397	37	14,065
East Region	740	274,242	664	263,327
Total	2,253	$863,053	2,139	$872,383
Homes Ordered:
Arizona	582	$188,215	416	$135,717
California	207	135,519	190	131,699
Colorado	220	110,314	166	89,818
West Region	1,009	434,048	772	357,234
Texas	827	275,380	766	277,556
Central Region	827	275,380	766	277,556
Florida	331	131,958	320	136,534
Georgia	149	51,977	109	41,964
North Carolina	240	89,571	143	54,704
South Carolina	69	22,806	88	30,652
Tennessee	110	38,255	52	19,352
East Region	899	334,567	712	283,206
Total	2,735	$1,043,995	2,250	$917,996

	Six Months Ended June 30,
	2019		2018
	Homes	Value	Homes	Value
Homes Closed:
Arizona	686	$223,842	641	$209,268
California	264	169,291	437	301,410
Colorado	338	178,805	256	143,807
West Region	1,288	571,938	1,334	654,485
Texas	1,366	481,445	1,283	451,089
Central Region	1,366	481,445	1,283	451,089
Florida	507	202,560	512	223,254
Georgia	241	85,456	177	59,808
North Carolina	352	127,170	323	127,748
South Carolina	127	42,745	142	49,006
Tennessee	137	50,389	93	35,525
East Region	1,364	508,320	1,247	495,341
Total	4,018	$1,561,703	3,864	$1,600,915

Homes Ordered:
Arizona	1,039	$333,613	875	$288,878
California	374	243,993	409	292,097
Colorado	424	215,562	341	186,913
West Region	1,837	793,168	1,625	767,888
Texas	1,697	581,645	1,575	557,059
Central Region	1,697	581,645	1,575	557,059
Florida	632	258,032	583	249,204
Georgia	293	102,204	257	92,834
North Carolina	470	172,556	300	116,189
South Carolina	150	48,020	168	59,326
Tennessee	186	65,349	100	38,292
East Region	1,731	646,161	1,408	555,845
Total	5,265	$2,020,974	4,608	$1,880,792

Order Backlog:
Arizona	696	$243,449	560	$199,508
California	201	141,196	290	213,761
Colorado	271	140,304	284	158,019
West Region	1,168	524,949	1,134	571,288
Texas	1,312	473,968	1,312	489,106
Central Region	1,312	473,968	1,312	489,106
Florida	497	220,544	517	222,653
Georgia	175	63,158	231	83,505
North Carolina	295	112,808	220	85,273
South Carolina	112	37,672	125	45,805
Tennessee	121	43,908	80	31,126
East Region	1,200	478,090	1,173	468,362
Total	3,680	$1,477,007	3,619	$1,528,756

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended June 30,
	2019		2018
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	37.0	40	38.5
California	20	20.5	15	15.0
Colorado	21	22.0	19	18.0
West Region	81	79.5	74	71.5
Texas	73	78.5	90	93.5
Central Region	73	78.5	90	93.5
Florida	36	34.0	30	29.0
Georgia	21	20.0	20	20.5
North Carolina	23	24.0	20	20.0
South Carolina	9	10.0	11	11.5
Tennessee	11	11.0	8	7.0
East Region	100	99.0	89	88.0
Total	254	257.0	253	253.0

	Six Months Ended June 30,
	2019		2018
	Ending	Average	Ending	Average
Active Communities:
Arizona	40	40.0	40	39.0
California	20	18.5	15	17.5
Colorado	21	20.5	19	15.0
West Region	81	79.0	74	71.5
Texas	73	84.0	90	91.0
Central Region	73	84.0	90	91.0
Florida	36	33.5	30	29.0
Georgia	21	21.5	20	19.5
North Carolina	23	24.0	20	18.5
South Carolina	9	10.5	11	12.0
Tennessee	11	10.5	8	7.0
East Region	100	100.0	89	86.0
Total	254	263.0	253	248.5

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2018. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 120,000 homes in its 34-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's projected home closings, home closing revenue, home closing gross margin and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; legislation related to tariffs; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the success of strategic initiatives; the ability of our potential buyers to sell their existing homes; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results;

our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breach; negative publicity that affects our reputation and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2018 and our Form 10-Q for the quarter ended March 31, 2019 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.